Exhibit 4.9

AURINIA PHARMACEUTICALS INC.

Information on Change in Financial Statement Presentation

At the second quarter ended June 30, 2015, the Company changed its financial statement presentation to show the change in the valuation of the derivative warrant liability separately from “other (income) expense” in the consolidated statement of operations and comprehensive loss. This change in presentation had no impact on the comprehensive loss for any period. If this change in presentation had been applied to the financial statements for the periods ended March 31, 2015 and 2014 and for the year ended December 31, 2014, it would have had the following impact. The change in presentation had no impact on the financial statements for the year ended December 31, 2013.

	Three months ended March 31, 2015			Three months ended March 31, 2014
	Previous format $	Change $	New format $	Previous format $	Change $	New format $
Other (income) expense	3,025	2,927	98	1,545	(1,062)	483
Gain (loss) on derivative warrant liability	—	(2,927)	(2,927)	—	(1,062)	(1,062)

	Year ended December 31, 2014
	Previous format $	Change $	New format $
Other (income) expense	1,071	2,128	(1,057)
Gain (loss) on derivative warrant liability	—	(2,128)	(2,128)